ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-180289 Dated June 4, 2012

HSBC USA Inc. Airbag Performance Securities

Linked to the SPDR S&P 500 ETF Trust due on or about June 30, 2017

Investment Description

These Airbag Performance Securities Linked to the SPDR S&P 500 ETF Trust (the "Index Fund") are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”), which we refer to as the “Securities”. The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Index Fund Return is positive, HSBC will repay the Principal Amount at maturity plus pay a return equal to the Index Fund Return times the Participation Rate of between 100% and 110% (the actual Participation Rate will be determined on the Trade Date). If the Index Fund Return is zero or negative but the Final Price is equal to or greater than the Conversion Price, HSBC will repay the full Principal Amount at maturity. However, if the Index Fund Return is negative and the Final Price is less than the Conversion Price, HSBC will deliver to you a number of shares of the Index Fund per Security equal to (i) the Principal Amount per Security divided by (ii) the specified Conversion Price of the Index Fund (the “Share Delivery Amount”) (subject to adjustment as described in the accompanying ETF Underlying Supplement under “Additional Terms of the Notes — Antidilution and Reorganization Adjustments”). Investing in the Securities involves significant risks. HSBC will not pay any interest on the Securities. You may lose some or all of your Principal Amount. You are accepting the risk of receiving shares of the Index Fund at maturity that are worth less than your Principal Amount or may have no value at all. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Participation in Positive Index Fund Returns: If the Index Fund Return is greater than zero, HSBC will repay your Principal Amount at maturity plus a return equal to the Index Fund Return multiplied by the Participation Rate. If the Index Fund Return is negative, investors may be exposed to the Index Fund’s downside market risk at maturity.

❑	Contingent Repayment of Principal at Maturity: If the Index Fund Return is zero or negative and the Final Price is not below the Conversion Price, HSBC will repay your Principal Amount at maturity. However, if the Final Price is less than the Conversion Price, HSBC will deliver to you at maturity a number of shares of the Index Fund equal to the Share Delivery Amount for each of your Securities, which is expected to be worth significantly less than your Principal Amount and may have no value at all. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	June 26, 2012
Settlement Date	June 29, 2012
Final Valuation Date[2]	June 26, 2017
Maturity Date[2]	June 30, 2017

[1]	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.
[2]	Subject to adjustment as described in the accompanying ETF Underlying Supplement.

The securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE securities. the securities CAN have UP TO THE FULL downside MARKET risk OF the Index fund, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-2 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC USA Inc. is offering Airbag Performance Securities Linked to the SPDR S&P 500 ETF Trust.  The Participation Rate, the Initial Price, the Share Delivery Amount and the Conversion Price will each be determined on the Trade Date.

Index Fund	Bloomberg Symbol	Participation Rate	Initial Price	Conversion Price (1)	Share Delivery Amount (1)(2)	CUSIP	ISIN
SPDR S&P 500 ETF Trust	SPY	100% to 110%		50% of the Initial Price		40433M625	US40433M6259

(1) The Conversion Price and Share Delivery Amount are subject to adjustment as described in the accompanying ETF Underlying Supplement under “Additional Terms of the Notes — Antidilution and Reorganization Adjustments”.

(2) Equal to $1,000 divided by the Conversion Price. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Index Fund in an amount equal to that fraction multiplied by the Final Price of the Index Fund.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying ETF Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying ETF Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 11 for a description of the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$1,000.00	$35.00	$965.00
Total

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to one offering linked to the Index Fund identified on the cover page. As a purchaser of a Security, you will acquire an investment instrument linked to the Index Fund. Although the Security offering relates to the Index Fund identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index Fund, or as to the suitability of an investment in the Securities.

You should read this document together with the ETF Underlying Supplement dated March 22, 2012, the prospectus dated March 22, 2012 and the prospectus supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus will control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this free writing prospectus and in “Risk Factors” beginning on page S-2 of the ETF Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC has filed a registration statement (including the ETF Underlying Supplement, a prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the ETF Underlying Supplement, the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the ETF Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	ETF Underlying Supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

♦	Prospectus supplement dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

♦	Prospectus dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to “HSBC”, “we”, “the issuer”, “us” and “our” are to HSBC USA Inc. References to the “ETF Underlying Supplement” mean the ETF Underlying Supplement dated March 22, 2012, references to “prospectus supplement” mean the prospectus supplement dated March 22, 2012 and references to “accompanying prospectus” mean the HSBC prospectus dated March 22, 2012.

Investor Suitability

The Securities may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that can have up to the full downside market risk of an investment in the Index Fund.

♦   You believe the Index Fund will appreciate over the term of the Securities.

♦   You believe the Final Price of the Index Fund is not likely to be below the Conversion Price and, if it is, you can tolerate receiving shares of the Index Fund at maturity worth less than your Principal Amount or that may have no value at all.

♦   You would be willing to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be set on the Trade Date).

♦   You are willing to hold the Securities to maturity, a term of approximately five years, and accept that there may be little or no secondary market for the Securities.

♦   You do not seek current income from your investment and are willing to forego dividends paid on the Index Fund.

♦   You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations you may not receive any amounts due to you including any repayment of your principal.

The Securities may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that can have up to the full downside market risk of an investment in the Index Fund.

♦   You seek an investment that provides a full return of principal at maturity.

♦   You cannot tolerate receiving shares of the Index Fund at maturity worth less than your Principal Amount or that may have no value at all.

♦   You believe that the price of the Index Fund will decline during the term of the Securities and is likely to close below the Conversion Price on the Final Valuation Date.

♦   You would be unwilling to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be set on the Trade Date).

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek current income from this investment or prefer to receive the dividends paid on the Index Fund.

♦   You are unable or unwilling to hold the Securities to maturity, a term of approximately five years, or you seek an investment for which there will be an active secondary market.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 6 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-2 of the ETF Underlying Supplement and beginning on page S-3 of the accompanying prospectus supplement.

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Indicative Terms

Issuer	HSBC USA Inc. (A1/A+/AA)[1]
Principal Amount	$1,000 per Security.
Term	Approximately 5 years
Index Fund	SPDR S&P 500 ETF Trust (“SPY”)
Payment at Maturity (per $1,000 Principal Amount Security)

If the Index Fund Return is positive, HSBC will pay you an amount in cash equal to:

$1,000 + ($1,000 × Index Fund Return × Participation Rate)

If the Index Fund Return is zero or negative and the Final Price is equal to or greater than the Conversion Price, HSBC will pay you an amount in cash equal to your Principal Amount, or $1,000 per Security.

If the Final Price of the Index Fund is below the Conversion Price, at maturity we will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for each Security you own.[2]

The value of the Share Delivery Amount is expected to be worth less than the Principal Amount and may be worthless.

Participation Rate	Between 100% and 110%. The actual Participation Rate will be determined on the Trade Date.
Index Fund Return	Final Price – Initial Price
Initial Price
Initial Price	The Official Closing Price of the Index Fund on the Trade Date.
Final Price	The Official Closing Price on the Final Valuation Date.
Official Closing Price	The Official Closing Price on any scheduled trading day will be the closing price of the Index Fund as determined by the calculation agent and based on the value displayed on Bloomberg Professional® service page “SPY UP <EQUITY>”or any successor page or on Bloomberg Professional® service or any successor service as applicable.
Conversion Price	50% of the Initial Price.
Share Delivery Amount (2)	A number of shares of the Index Fund equal to (i) the Principal Amount divided by (ii) the specified Conversion Price. The Share Delivery Amount is subject to adjustments in the case of certain corporate events, as described in the ETF underlying supplement.
CUSIP / ISIN	40433M625 / US40433M6259
Calculation Agent	HSBC USA Inc. or one of its affiliates.

Investment Timeline

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You may receive shares of the index fund at maturity worth less than the principal amount and that may have no value. Any payment on the Securities, including any repayment of principal at maturity, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 HSBC is rated A1 by Moody’s Investors Service, Inc., A+ by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and AA by Fitch Ratings. A credit rating reflects the creditworthiness of HSBC and is not a recommendation to buy, sell or hold the securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

2 If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Index Fund in an amount equal to the fraction multiplied by the Final Price of the Index Fund.

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Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Index Fund relative to the Initial Price. We cannot predict the Final Price. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index Fund. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 Principal Amount of Securities.

Term:	5 years
Principal Amount:	$1,000
Hypothetical Initial Price*:	$140
Hypothetical Conversion Price*:	$70 (50% of Initial Price)
Hypothetical Participation Rate*:	100%
Hypothetical Share Delivery Amount*:	14.2857 shares per Security (Principal Amount per Security/Conversion Price)

*	The Conversion Price, Initial Price, Share Delivery Amount and Participation Rate will be set on the Trade Date.

Example 1: The Final Price is $168 for an Index Fund Return of 20%.

Since the Index Fund Return is positive, the payment at maturity per Security will be calculated as follows:

$1,000 + ($1,000 × 20% × 100%) = $1,200 per Security

Example 2: The Final Price is $112 for an Index Fund Return of -20%.

Since the Index Fund Return is negative but the Final Price is above the Conversion Price of $70, HSBC will repay the full Principal Amount and the payment at maturity is equal to $1,000 per Security (a zero percent return).

Example 3: The Final Price is $56 for an Index Fund Return of -60%. The closing price at maturity is also $56.

Since the Index Fund Return is negative and the Final Price is below the Conversion Price, HSBC will deliver to you at maturity the Share Delivery Amount for every Security you hold and pay you any fractional shares included in the Share Delivery Amount in cash based on the Final Price of the Index Fund. The value of the shares received at maturity and the total return on the Securities at that time depends on the closing price of the Index Fund on the Maturity Date.

In this example, the value of the shares delivered at maturity for the Share Delivery Amount is $784 per Security (14 shares × $56) and the amount paid in cash at the Final Price is $16 (0.2857 × $56) for a total value of the Share Delivery Amount of $800 (a 20% loss).

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If the Index Fund closes below the Conversion Price on the Final Valuation Date, HSBC will deliver to you the Share Delivery Amount at maturity, the value of which is expected to be worth significantly less than your Principal Amount resulting in a loss of some or all of your initial investment.

Hypothetical Final Price (1)	Hypothetical Index Fund Return	Hypothetical Payment at Maturity (2)	Hypothetical Return on Securities (3)
$280.00	100.00%	$2,000.00	100.00%
$266.00	90.00%	$1,900.00	90.00%
$252.00	80.00%	$1,800.00	80.00%
$238.00	70.00%	$1,700.00	70.00%
$224.00	60.00%	$1,600.00	60.00%
$210.00	50.00%	$1,500.00	50.00%
$196.00	40.00%	$1,400.00	40.00%
$182.00	30.00%	$1,300.00	30.00%
$168.00	20.00%	$1,200.00	20.00%
$154.00	10.00%	$1,100.00	10.00%
$140.00	0.00%	$1,000.00	0.00%
$126.00	-10.00%	$1,000.00	0.00%
$112.00	-20.00%	$1,000.00	0.00%
$98.00	-30.00%	$1,000.00	0.00%
$84.00	-40.00%	$1,000.00	0.00%
$70.00	-50.00%	$1,000.00	0.00%
$56.00	-60.00%	$800.00	-20.00%
$42.00	-70.00%	$600.00	-40.00%
$28.00	-80.00%	$400.00	-60.00%
$14.00	-90.00%	$200.00	-80.00%
$0.00	-100.00%	$0.00	-100.00%

(1)	If the hypothetical Final Price of the Index Fund is not below the hypothetical Conversion Price, this number represents the Final Price. If the hypothetical Final Price of the Index Fund is below the hypothetical Conversion Price, this number represents the Final Price as of the Final Valuation Date and the closing price as of the Maturity Date.
(2)	Payments for positive Index Fund Returns consist of the Principal Amount plus a return equal to the Index Fund Return multiplied by the Participation Rate. Payments for Index Fund Returns below the Conversion Price consist of the Share Delivery Amount. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Index Fund in an amount equal to that fraction multiplied by the Final Price of the Index Fund.
(3)	Because each Security may be converted into shares of the Index Fund at the Conversion Price, any incremental decline in the Index Fund price below the Conversion Price will result in a proportionately higher loss to the Principal Amount at maturity.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying ETF Underlying Supplement and the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Your Investment in the Securities May Result in a Loss: The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full Principal Amount of the Securities at maturity. HSBC will only pay you the Principal Amount of your Securities in cash if the Final Price of the Index Fund is greater than or equal to the Conversion Price and only at maturity. If the Final Price of the Index Fund is below the Conversion Price, HSBC will deliver to you a number of shares of the Index Fund equal to the Share Delivery Amount at maturity for each Security that you own instead of the Principal Amount in cash. If you receive shares of the Index Fund at maturity, the value of the shares you receive are expected to be significantly less than the Principal Amount of the Securities or may have no value at all. Because each Security may be converted into shares of the Index Fund at the Conversion Price, any incremental decline in the Index Fund price below the Conversion Price will result in a proportionately higher loss to the Principal Amount at maturity. See "Scenario Analysis and Examples at Maturity" for an illustration of the Payment at Maturity, including potential losses.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Index Fund is above the Conversion Price.

♦	The Participation Rate Applies Only if You Hold the Securities to Maturity: You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Index Fund’s return even if such return is positive. You can receive the full benefit of the Participation Rate only if you hold your Securities to maturity.

♦	No Interest Payments: HSBC will not make any interest payments with respect to the Securities.

♦	The Securities are Subject to the Credit Risk of the Issuer: The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Securities Lack Liquidity: The Securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the Securities. The price, if any, will exclude any fees or commissions paid by brokerage account holders when the Securities were purchased and therefore will generally be lower than such purchase price.

♦	Owning the Securities is Not the Same as Owning the Index Fund or the Stocks Comprising the Index Fund’s Underlying Index: The return on your Securities may not reflect the return you would realize if you actually owned the Index Fund or stocks included in the Index Fund. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Index Fund or stocks included in the Index Fund would have.

♦	Price Prior to Maturity: The market price of the Securities will be influenced by many factors including the price of the Index Fund, volatilities, dividends, the time remaining to maturity of the Securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦	There is Limited Anti-Dilution Protection: For certain events affecting the Index Fund, such as stock splits or extraordinary dividends, the Calculation Agent may make adjustments to the Final Price which may affect your Payment at Maturity. However, the Calculation Agent is not required to make an adjustment for every corporate action which affects the Index Fund. If an event occurs that does not require the Calculation Agent to adjust the amount of the shares of the Index Fund, the market price of the Securities and the Payment at Maturity may be materially and adversely affected.

♦	An Index Fund and its Underlying Index are Different: The performance of an index fund may not exactly replicate the performance of its underlying index, because the index fund will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the index fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

♦	The Index Fund is Subject to Management Risk: The Index Fund is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Index Fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Index Fund generally would not sell a security because

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the security’s issuer was in financial trouble. In addition, the Index Fund is subject to the risk that the investment strategy of the Index Fund’s investment advisor may not produce the intended results.

♦	Potential HSBC Impact on Price: Trading or transactions by HSBC USA Inc. or any of its affiliates in the stocks held by the Index Fund or in shares of the Index Fund, or in futures, options, exchange-traded funds or other derivative products on the stocks held by the Index Fund or shares of the Index Fund, may adversely affect the market value of the stocks held by the Index Fund or shares of the Index Fund, and, therefore, the market value of the Securities.

♦	Impact of Fees on Secondary Market Prices: Generally, the price of the Securities in the secondary market, if any, is likely to be lower than the initial offering price since the issue price includes and the secondary market prices are likely to exclude hedging costs, or commissions and other compensation paid with respect to the Securities.

♦	Potential Conflict of Interest: HSBC and its affiliates may engage in business with the issuers of the stocks comprising an underlying index, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities. The Calculation Agent, who is the issuer of the Securities, will determine the Payment at Maturity based on the observed Final Price. The Calculation Agent can postpone the determination of the Final Price or the Maturity Date if a market disruption event occurs and is continuing on the Final Valuation Date.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates: HSBC, UBS Financial Services Inc., or any of their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the underlying index or the price of the Index Fund, and therefore, the market value of the Securities.

♦	The Securities are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction: The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Securities and you could lose your entire investment.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities?” beginning on page 8.

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What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any entity owned by the Index Fund.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index Fund. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and if you receive cash upon maturity or an earlier sale or exchange, HSBC intends to treat any gain or loss upon maturity or such earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. If upon maturity the Final Price of the Index Fund is below the Conversion Price and you receive shares of the Index Fund, you should not recognize any gain or loss at such time (other than with respect to cash received in lieu of fractional shares). Your tax basis in such shares (including for this purpose any fractional shares) should be equal to your purchase price in the Securities and your holding period for such shares should begin the day after the delivery of such shares. You should generally recognize capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and your basis in the fractional shares. See "U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled forward or other executory contracts.

Despite the foregoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Index Fund (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Security is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Security at fair market value and sold them at fair market value on the Maturity Date (if the Security was held until the Maturity Date) or on the date of sale or exchange of the Security (if the Security was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security).

Although the matter is not clear, there exists a risk that an investment in a Security will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Security for an amount equal to the “issue price” of the Security and, upon the date of sale, exchange or maturity of the Security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

HSBC will not attempt to ascertain whether any of the entities whose stock is owned by the Index Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is owned by the Index Fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is owned by the Index Fund and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is owned by the Index Fund is or becomes a PFIC or USRPHC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Security prior to the receipt of payments with respect to the Security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Security as ordinary income (including gain on a

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sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Security could be subject to U.S. withholding tax in respect of a Security. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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The SPDR S&P 500 ETF Trust (“SPY”)

Description of the SPY

The SPDR S&P 500 ETF Trust (formerly the “SPDR Trust Series 1”) objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The SPY holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations.

For more information about the SPY, see “SPDR S&P 500 ETF Trust” on page S-26 of the accompanying ETF Underlying Supplement.

Historical Performance of the SPY

The following graph sets forth the historical performance of the SPY based on the daily historical closing prices from May 30, 2007 to May 30, 2012 as reported on Bloomberg Professional® service. The dotted line represents a hypothetical Conversion Price of $65.87, which is equal to 50% of the closing price of the Index Fund on May 30, 2012. The actual Conversion Price will be based on the closing price of the Index Fund on the Trade Date. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical prices of the SPY should not be taken as an indication of future performance.

The Official Closing Price for the SPY on May 30, 2012 was $131.73.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$146.39	$136.75	$142.07
4/2/2007	6/29/2007	$154.40	$140.89	$150.38
7/2/2007	9/28/2007	$156.00	$137.00	$152.67
10/1/2007	12/31/2007	$157.52	$140.66	$146.39
1/2/2008	3/31/2008	$146.99	$126.00	$131.89
4/1/2008	6/30/2008	$144.30	$127.04	$128.04
7/1/2008	9/30/2008	$131.50	$110.97	$116.54
10/1/2008	12/31/2008	$116.69	$74.35	$90.33
1/2/2009	3/31/2009	$94.45	$67.10	$79.44
4/1/2009	6/30/2009	$96.11	$78.33	$91.92
7/1/2009	9/30/2009	$108.06	$87.01	$105.56
10/1/2009	12/31/2009	$113.03	$101.99	$111.44
1/4/2010	3/31/2010	$118.10	$104.58	$116.99
4/1/2010	6/30/2010	$122.12	$102.88	$103.22
7/1/2010	9/30/2010	$115.79	$101.13	$114.12
10/1/2010	12/31/2010	$126.20	$106.46	$125.78
1/3/2011	3/31/2011	$134.69	$125.28	$132.51
4/1/2011	6/30/2011	$137.17	$126.19	$131.97
7/1/2011	9/30/2011	$135.70	$110.27	$113.17
10/3/2011	12/30/2011	$129.41	$107.43	$125.50
1/3/2012	3/30/2012	$141.83	$126.43	$140.72
4/2/2012*	5/30/2012*	$142.21	$129.56	$131.73

* As of the date of this free writing prospectus available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through May 30, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Index Fund Return. If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates for distribution of the Securities to such brokerage accounts.

Subject to regulatory constraints, HSBC (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

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